QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12
ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

July 15, 2005

To our stockholders:

        You are cordially invited to attend our 2005 Annual Meeting of Stockholders (the "Annual Meeting") to be held at our principal executive offices located at 691 South Milpitas Boulevard, Milpitas, California 95035 on Thursday, August 25, 2005 at 10:00 a.m., local time.

        The matters to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of 2005 Annual Meeting of Stockholders and Proxy Statement.

        If you received your annual meeting materials by mail, the Notice of 2005 Annual Meeting of Stockholders, Annual Report, Proxy Statement and proxy card are enclosed. If you received your annual meeting materials by e-mail, the e-mail contains voting instructions and links to the annual meeting materials on the Internet.

        Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Whether or not you plan to attend the Annual Meeting, you can cast your vote online (beneficial holders only), even if you did not receive your annual meeting materials electronically. To vote online, follow the instructions for online voting contained within your annual meeting materials. In addition, you may vote by telephone by following the instructions for telephone voting contained within your annual meeting materials. If you received your annual meeting materials by mail and do not wish to vote online or by telephone, or you are a registered stockholder (see definition in the accompanying Proxy Statement), please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

        We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of Adaptec stockholder communications. For more information, see the "Electronic Delivery of Stockholder Communications" section of the enclosed Proxy Statement.

        We hope to see you at the Annual Meeting.

Sincerely,

D. Scott Mercer Interim Chief Executive Officer

Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, California 95035

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

        Our 2005 Annual Meeting of Stockholders ("Annual Meeting") will be held at our principal executive offices located at 691 South Milpitas Boulevard, Milpitas, California 95035 on Thursday, August 25, 2005 at 10:00 a.m., local time.

        At the Annual Meeting, you will be asked to consider and vote upon the following matters:

        1.     The election of seven directors to our Board of Directors, each to serve until our 2006 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors:

Carl J. Conti	Joseph S. Kennedy	Robert J. Loarie	Douglas E. Van Houweling
Lucie J. Fjeldstad	Ilene H. Lang	D. Scott Mercer

        2.     The approval of a stock option exchange program for employees (excluding Section 16 officers and directors) providing for the exchange of stock options previously granted under our stock plans having an exercise price of $7.00 or greater per share for a lesser number of stock options to be granted following the expiration of a tender offer to be made to such employees.

        3.     The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006.

        4.     The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on June 27, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By order of the Board of Directors

Dennis R. DeBroeck Secretary

Milpitas, California
July 15, 2005

        Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, by telephone, or by completing, dating, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

Adaptec, Inc.
691 South Milpitas Boulevard
Milpitas, California 95035

PROXY STATEMENT

July 15, 2005

        The accompanying proxy is solicited on behalf of the Board of Directors of Adaptec, Inc., a Delaware corporation (the "Company"), for use at the 2005 Annual Meeting of Stockholders ("Annual Meeting") to be held at our principal executive offices located at 691 South Milpitas Boulevard, Milpitas, California 95035 on Thursday, August 25, 2005 at 10:00 a.m., local time. This Proxy Statement and the accompanying form of proxy card were first mailed to stockholders on or about July 15, 2005. Our Annual Report for the 2005 fiscal year is enclosed with this Proxy Statement.

Record Date; Quorum

        Only holders of record of common stock at the close of business on June 27, 2005 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 112,491,135 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Effect of Abstentions and "Broker Non-Votes"

        If a stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, including a broker holding its customers' shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

        If a stockholder does not give a proxy to his or her broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" matters, such as the election of directors to our Board of Directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the approval of the stock option exchange program for employees (excluding Section 16 officers and directors) providing for the exchange of stock options previously granted under our stock plans having an exercise price of $7.00 or greater per share for a lesser number of stock options to be granted following the expiration of a tender offer to be made to such employees (the "Option Exchange Program"). These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq National Market. If a broker votes shares that are unvoted by its customers for or against a "routine" proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of such "routine" proposals. If a broker chooses to leave these shares unvoted, even on "routine" matters, the shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of any of the proposals.

Voting Rights; Required Vote

        Because brokers cannot vote "unvoted" shares on behalf of their customers for "non-routine" matters such as approval of our Option Exchange Program, it is very important that stockholders vote their shares. If you do not vote your shares, you will not have a say in the important issues to be considered at the Annual Meeting.

        Stockholders are entitled to one vote for each share of common stock held as of the record date. Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. Approval of each of Proposal No. 2 approving our Option Exchange Program and Proposal No. 3 ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006 requires the affirmative vote of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy, provided that the affirmative votes must be not less than a majority of the required quorum for the Annual Meeting. The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting of Proxies

        Most stockholders have three options for submitting their votes, by: (a) Internet, (b) telephone or (c) mail. If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the "Vote by Telephone" instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it in the prepaid envelope to us, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted "for" the election to the Board of Directors of each of the nominees named on the proxy card, "for" approval of the Option Exchange Program, "for" ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006 and "for" any other matter that may be properly brought before the Annual Meeting. We encourage stockholders with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you also may vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting.

Adjournment of Annual Meeting

        If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

        We will pay the expenses of soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other soliciting materials, we and/or our agents also may solicit proxies by mail, telephone, facsimile, email or in person. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation of proxies and provide related advice and information support at an estimated cost of $8,500, plus expenses and disbursements.

Revocability of Proxies

        Any person signing a proxy card in the form accompanying this Proxy Statement has the power to revoke it at any time before it is voted. A proxy may be revoked by signing and returning a proxy card with a later date, by delivering a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the Annual Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Electronic Delivery of Stockholder Communications

        If you received your annual meeting materials by mail, we encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

  Registered Owner (you hold your Adaptec shares in your own name through our transfer agent, Registrar and Transfer Company, or you are in possession of stock certificates): follow the instructions on the proxy card enclosed with your annual meeting materials to enroll.

  Beneficial Owner (your shares are held by a brokerage firm, a bank or a trustee): visit www.icsdelivery.com to enroll.

        Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Stock Administration Department at (408) 957-5624.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The Board of Directors currently consists of seven directors. Robert N. Stephens, our former President, Chief Executive Officer and one of our directors retired as an officer and director effective May 25, 2005. It is intended that the proxies will be voted for the seven nominees named below for election to our Board of Directors unless authority to vote for any such nominee is withheld. All of the nominees are presently directors of the Company.

        Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our stockholders or until his or her successor has been elected and qualified.

Directors/Nominees

        The names of the nominees, their ages as of the date of this Proxy Statement and certain information about them are set forth below:

Name of Director	Age	Principal Occupation	Director Since
Carl J. Conti	67	Independent management consultant	1995
Lucie J. Fjeldstad	61	Retired	2001
Joseph S. Kennedy	58	President and Chief Executive Officer of Omneon, Inc.	2001
Ilene H. Lang	60	President of Catalyst, Inc.	1997
Robert J. Loarie	62	Advisory Director of Morgan Stanley & Co.	1981
D. Scott Mercer	54	Interim Chief Executive Officer of Adaptec, Inc.	2003
Douglas E. Van Houweling	61	President and Chief Executive Officer of the University Corporation for Advanced Internet Development	2002

        Mr. Conti has been an independent management consultant since 1991. From 1959 to 1991, Mr. Conti held a variety of technical and managerial positions with International Business Machines Corporation, a manufacturer of computer hardware and software, including as a Senior Vice President from 1987 to 1991.

        Ms. Fjeldstad has been retired since December 2001. From September 1999 to December 2001, Ms. Fjeldstad served as Chief Executive Officer of DataChannel, Inc., a software development company. She also served as President of DataChannel, Inc. from October 1998 to December 2001.

        Mr. Kennedy has served as the President and Chief Executive Officer of Omneon, Inc., a developer of video media servers for the broadcast industry, since June 2003. From June 1999 until March 2002, he served as President, Chief Executive Officer and Chairman of the Board of Pluris Inc., a developer of Internet routers. Mr. Kennedy was the founder and Chief Executive Officer of Rapid City Communications from February 1996 until that company was acquired by Bay Networks in June 1997, after which time he served as President and General Manager of Bay Networks' switching products division until June 1998.

        Ms. Lang has served as President of Catalyst, Inc., a non-profit research and advisory organization for women in business, since September 2003. From June 2000 to August 2003, Ms. Lang worked as a corporate advisor. From May 1999 to May 2000, Ms. Lang served as President and Chief Executive Officer of Individual.com, Inc., a wholly-owned subsidiary of Office.com, a provider of news to corporations, which was sold to Winstar Inc. in February 2000. Ms. Lang is also a director of Art Technology Group, Inc. and a director of a privately held company.

        Mr. Loarie has served as an Advisory Director of Morgan Stanley & Co., a diversified investment firm, since April 2003, as a Managing Director from December 1997 until March 2003, and as a Principal of that firm from August 1992 until November 1997. Mr. Loarie also has served as a general partner or managing member of several venture capital investment partnerships or limited liability companies affiliated with Morgan Stanley since August 1992. Mr. Loarie is also a director of a privately held company.

        Mr. Mercer was appointed to serve as our Interim Chief Executive Officer on May 25, 2005. Mr. Mercer had been a private investor since December 2004. Mr. Mercer served as a Senior Vice President and Advisor to the Chief Executive Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc., a supplier of semiconductors and software to the digital television industry. From June 1996 through May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc., a provider of products and services required for customers to build their information-technology and Internet infrastructures. Mr. Mercer is also a director of Conexant Systems, Inc., NetRatings, Inc., palmOne, Inc. and a privately-held company.

        Dr. Van Houweling has served as the President and Chief Executive Officer of the University Corporation for Advanced Internet Development (UCAID), the formal organization supporting Internet2, since October 1997. Dr. Van Houweling also serves as a professor in the School of Information at the University of Michigan. Before undertaking his responsibilities at UCAID, Dr. Van Houweling was Dean for Academic Outreach and Vice Provost for Information and Technology at the University of Michigan.

Composition of Board of Directors

        Following the retirement of Mr. Stephens, the Board of Directors amended our Bylaws to reduce its size to seven directors to eliminate the vacancy created by the retirement of Mr. Stephens. All of our current directors will stand for re-election at the Annual Meeting, as described in this Proxy Statement.

Board of Directors Meetings and Committees

        During the 2005 fiscal year, the Board of Directors met 15 times, including telephone conference meetings, and acted by unanimous written consent three times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served during the 2005 fiscal year, except that Mr. Kennedy attended 11 of the 15 meetings held by the Board of Directors, four of the six meetings held by the Audit Committee during the time he served as a member of the Audit Committee and the one meeting held by the Governance and Nominating Committee during the time he served as a member of the Governance and Nominating Committee. Three of the four meetings of the Board of Directors that Mr. Kennedy was unable to attend were unscheduled special meetings called by our Board of Directors on relatively short notice. Mr. Kennedy was subsequently briefed on the matters discussed at each of the meetings he was unable to attend.

        Standing committees of the Board of Directors include the Audit Committee, Compensation Committee and Governance and Nominating Committee. All committees operate under written charters approved by the Board of Directors, which are available on our website at www.adaptec.com. Each of these charters also is available in print to any stockholder upon request.

        We strongly encourage directors to attend our annual meetings of stockholders. The Board of Directors endeavors to hold its meetings on the same day as the annual meetings of stockholders to encourage director attendance. Each of our directors attended the 2004 Annual Meeting of Stockholders.

        Audit Committee.    The current members of the Audit Committee are Joseph S. Kennedy, Ilene H. Lang and Robert J. Loarie. Messrs. Kennedy and Loarie and Ms. Lang are each independent directors as defined by the rules of The Nasdaq Stock Market. Mr. Kennedy joined the Audit Committee in October 2004, at which time Mr. Loarie ceased to be a member of the Audit Committee and was elected to the Compensation Committee. Mr. Loarie rejoined the Audit Committee in May 2005 in connection with Mr. Mercer's resignation from the Audit Committee to become our Interim Chief Executive Officer. Mr. Mercer had served as our "audit committee financial expert," as defined by the Securities and Exchange Commission, until his resignation from the Audit Committee in May 2005. Given the recent change in the composition of our Audit Committee, our Board of Directors has not had an opportunity to determine if any of the current members of the Audit Committee qualify as an "audit committee financial expert." If our Board of Directors determines that we do not have an "audit committee financial expert," we will add a new director to our Board of Directors and the Audit Committee who would qualify as an "audit committee financial expert." The Audit Committee met 11 times during the 2005 fiscal year, including telephone conference meetings. The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

        Compensation Committee.    The current members of the Compensation Committee are Lucie J. Fjeldstad and Robert J. Loarie. The Compensation Committee met six times and acted by unanimous written consent seven times during the 2005 fiscal year. The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board of Directors stock option grants for our executive officers.

        Governance and Nominating Committee.    The current members of the Governance and Nominating Committee are Lucie J. Fjeldstad and Douglas Van Houweling. Dr. Van Houweling and Ms. Fjeldstad are each independent directors as defined by the rules of The Nasdaq Stock Market. The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board of Directors and recommending such candidates to the full Board of Directors. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board of Directors and advises and makes recommendations to the full Board of Directors on matters concerning corporate governance. The Governance and Nominating Committee met two times during the 2005 fiscal year.

Consideration of Director Nominees

        Director Qualifications.    The goal of the Governance and Nominating Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate's commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board of Directors for approval. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

        Stockholder Nominees.    The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 45 days prior to the anniversary date of the mailing of our Proxy Statement in connection with the previous year's annual meeting of stockholders (the deadline for nominations for the 2006 Annual Meeting of Stockholders is June 1, 2006); provided, however, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or later than the anniversary of the prior year's annual meeting of stockholders, then the Board of Directors will determine a date by which stockholders must submit director recommendations, which date will be a reasonable period prior to the date that we mail to stockholders our proxy materials for such annual meeting and will publicize such date (in a filing under the Securities Exchange Act of 1934 or by press release) at least 10 days before the date of that annual meeting. Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate's references, the candidate's resume or curriculum vitae and the other information required in the stockholder notice required by Section 2.15 of our Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the Securities and Exchange Commission or The Nasdaq Stock Market. If a stockholder's recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee's charter and will apply the criteria described under "Consideration of Director Nominees—Director Qualifications."

Independent Directors

        Each of our directors other than Messrs. Conti and Mercer qualifies as "independent" in accordance with the rules of The Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, including that a director may not be our employee and that the director has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of a director's independent judgment in carrying out the responsibilities of a director.

Communication with the Board

        You may contact the Board of Directors by sending an email to directors@adaptec.com or by mail to Board of Directors, Adaptec, Inc., 691 S. Milpitas Boulevard, Milpitas, California 95035. An employee will forward these emails and letters directly to the Board of Directors. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

        The Board of Directors serves as our ultimate decision making body, except with respect to matters reserved for the decision of our stockholders. The Board of Directors has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on the Investors section of our website at www.adaptec.com.

Director Compensation

        Cash Compensation.    Carl J. Conti, Chairman of our Board of Directors, receives $100,000 per year as compensation. For the 2005 fisca1 year, our director compensation policy provided that all other non-employee directors receive a $3,000 retainer per fiscal quarter and $4,000 for each meeting of the Board of Directors attended other than telephonic meetings and are reimbursed for their expenses incurred in attending meetings of the Board of Directors. The chairperson of the Compensation Committee, currently Ms. Fjeldstad, receives an additional $7,000 per year as compensation. The chairperson of the Audit Committee receives an additional $10,000 per year as compensation. Mr. Mercer served as the chairman of the Audit Committee until his appointment as our Interim Chief Executive Officer in May 2005, and we have not yet elected a chairperson of the Audit Committee. Directors who serve on committees in a non-chairperson capacity do not receive additional compensation for serving on these committees. Employee directors do not receive additional compensation for attendance at meetings of the Board of Directors.

        Deferred Compensation Program.    Non-employee directors may choose to receive their quarterly payment in cash, defer the payment by investing it in our Deferred Compensation Plan or elect a combination of both.

        2000 Director Option Plan.    Pursuant to our 2000 Director Option Plan, each of our current directors were granted an option to purchase 15,000 shares of our common stock on March 31, 2005 at an exercise price of $4.58 per share. These options become vested and exercisable with respect to 25% of the shares subject to the options for each full quarter after the date of grant, so long as such person remains a director, such that the option will be fully vested on the first anniversary of the date of grant.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2—APPROVAL OF THE OPTION EXCHANGE PROGRAM

        After careful consideration, our Board of Directors has determined that it would be in the best interests of the Company and our stockholders to implement a stock option exchange program whereby eligible employees would be permitted to exchange outstanding options issued under our 2004 Equity Incentive Plan; Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan; 2000 Nonstatutory Stock Option Plan; 1999 Stock Plan; 1990 Stock Plan; and Stargate Solutions, Inc. 1999 Incentive Stock Plan, each plan as it may have been amended (the "Stock Plans"), with exercise prices equal to or greater than $7.00 per share (the "Eligible Options") for a lesser number of options (the "New Options") to be granted following the expiration of a tender offer to be made to such employees (the "Option Exchange Program"). Members of our Board of Directors and our Section 16 officers are not eligible to participate in the Option Exchange Program and do not stand to benefit from the program other than in their capacity as stockholders. The New Options would have an exercise price equal to the closing sales price of our common stock as quoted by the Nasdaq National Market on the date of the new grant (the "Fair Market Value"). To be approved, this proposal must receive the affirmative vote of a majority of votes cast at the Annual Meeting, provided the affirmative votes must be not less than a majority of the required quorum for the Annual Meeting.

Background

        Stock options are intended to encourage our employees to act as owners, which helps align their interests with those of stockholders. The objectives of our Stock Plans are to encourage ownership in our company by employees whose long-term employment is essential to our continued success and thereby encourage employees to act in our stockholders' interest and share in our success.

        Like many companies in the technology industry, our stock price has steadily declined since the end of our 2002 fiscal year. Sustained adverse economic conditions have had a negative effect on the entire technology sector, including markets in which we operate. As of May 31, 2005, the closing price of our common stock on the Nasdaq National Market was $3.98, and approximately 87% of our stock options had exercise prices higher than $7.00 per share.

        As a result of the decline in our stock price, a major component of our total compensation has been significantly weakened. Many employees perceive that their options are of very limited or no value, which means that the vast majority of our stock options no longer are effective as incentives to motivate and retain employees. Although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, the stock options will remain on our books with the potential to dilute stockholders' interests for up to 10 years from the grant date unless they are cancelled or otherwise forfeited.

        We have taken steps over the years to reduce expenses and scale down operations in response to a decreased demand for our products. These steps have included reducing our workforce, cutting back on our use of temporary workers and reducing discretionary spending. During this same time, our voluntary turnover rate has increased dramatically. For the 2004 fiscal year, our voluntary turnover rate was 6.9% and for the 2005 fiscal year, the rate was 11.2%. In the last quarter of the 2005 fiscal year, that turnover rate was an annualized 13.0%, and has increased further since March 31, 2005.

        The Option Exchange Program would benefit the broad base of our employees, who are our most important resource and are critical to our future growth. In order to increase the motivational and retentive value of our Stock Plans and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market value of our common stock, we are proposing a "value neutral" exchange. This means that employees who elect to participate in the Option Exchange Program would receive a smaller number of New Options than they surrender in the exchange. Additionally, the New Options would have a new vesting schedule, thus requiring employees to continue their employment with us in order to realize the benefit from the New Options.

General Description of the Option Exchange Program

        We have not commenced the Option Exchange Program and will not do so unless and until our stockholders approve this proposal. At the time the Option Exchange Program is commenced, eligible employees will be sent written materials explaining the precise terms and timing of the Option Exchange Program. The commencement of the Option Exchange Program, as well as any determination to terminate the Option Exchange Program, will be determined by our Compensation Committee. Eligible employees will be urged to read all written materials carefully when they become available. At or before commencement of the Option Exchange Program, we will file the written materials relating to the Option Exchange Program with the Securities and Exchange Commission as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov.

        Under the proposed Option Exchange Program, participating employees would surrender Eligible Options they currently hold and in return receive New Options to purchase fewer shares, in accordance with a specified exchange ratio. Eligible employees on the date that the program is commenced who participate in the Option Exchange Program would need to be continuously employed and remain employees on the date of the new grant in order to receive the New Options. The New Options would have an exercise price equal to the Fair Market Value of our common stock on the date that the New Options are granted (which will not be less than 20 business days following the commencement of the Option Exchange Program). The ratios of surrendered Eligible Options to New Options would vary from 1.25 to 1, to 7 to 1, depending upon the exercise price of the surrendered Eligible Options.

        We have structured the Option Exchange Program to strike a balance between stockholder and employee interests and, as such, we designed the program to create a value-neutral exchange. We believe that the Option Exchange Program would be beneficial to stockholders by canceling a larger number of outstanding options and issuing fewer options in their place. In addition, by conducting this exchange rather than granting new options to supplement the "underwater" options, we are avoiding potential additional dilution to our stockholders' interests.

        Our Stock Plans allow us to grant stock options, restricted stock, stock awards, restricted stock units and stock appreciation rights to employees and consultants. As of May 31, 2005, there were 20,695,428 shares underlying stock options under our Stock Plans and 14,732,545 shares available for grant. Of the outstanding options, as of May 31, 2005, options to purchase 10,039,648 shares of common stock would be eligible for exchange under the proposed Option Exchange Program. If all of the Eligible Options were exchanged for New Options at the exchange ratios set forth below, the number of stock options granted (the sum of New Options plus outstanding stock options not available for exchange under the Option Exchange Program) plus the number of stock options available for grant under our Stock Plans would decrease by 10,039,648 shares after calculation of the shares representing such surrendered Eligible Options, or from 24.0% to 18.4% of the total number of shares of our common stock outstanding as of May 31, 2005.

Details of the Option Exchange Program

  Implementing the Option Exchange Program

        Our Board of Directors authorized the Option Exchange Program in June 2005, upon the recommendation of our Compensation Committee and subject to stockholder approval. If approved by our stockholders, we would promptly file an Offer of Exchange with the Securities and Exchange Commission and distribute it to all eligible employees. Eligible employees would be given 20 business days from the date we commence the Option Exchange Program to elect to exchange any or all of their Eligible Options for New Options. The surrendered Eligible Options would be cancelled and the New Options may be granted on the first business day following this 20-day election period. We expect to commence the Option Exchange Program and begin to grant New Options toward the end of September 2005). However, even if approved by our stockholders, our Board of Directors would retain the authority, in its sole discretion, to terminate or postpone the Option Exchange Program, at any time before the commencement or expiration of the Offer to Exchange.

  Eligible Employees

        The Option Exchange Program would be open to all of our employees worldwide who hold options except for (a) our Section 16 officers, and (b) employees located in countries where we decide, in our sole discretion, that it is not feasible or practical under local regulations to offer the Option Exchange Program. The Option Exchange Program also would not be available to members of our Board of Directors, former employees or retirees.

        An eligible employee who tenders his or her Eligible Options for exchange would receive New Options in exchange only if he or she is employed by us on the date that New Options are granted. If an eligible employee is no longer employed by us for any reason on the date that the Option Exchange Program commences, that individual could not participate in the program. If an eligible employee is no longer employed by us for any reason on the date that the New Options are granted, even if he or she had elected to participate and had tendered his or her Eligible Options for exchange, that individual would not receive New Options and the tendered Eligible Options would be forfeited. Options that are not vested at termination of employment cannot be exercised and would be forfeited. Voting in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Option Exchange Program.

  Exchange Ratios

        The number of Eligible Options that an eligible employee must surrender to obtain a New Option is called the exchange ratio. For example, an exchange ratio of 7 to 1 means that an eligible employee must surrender seven Eligible Options to receive one New Option. All eligible employees would be required to exchange a larger number of Eligible Options in exchange for a lesser number of New Options. The exchange ratios set out below were established based on our stock price as of May 31, 2005, after consultation with an independent third-party expert consultant on stock plans and stockholder proposals. The information set forth in the table below is based on information as of May 31, 2005.

Range of Exercise Prices	Maximum Number of Shares Underlying Eligible Options	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Exchange Ratio (Eligible Options to New Options)	Maximum Number of Shares Underlying New Options that May Be Granted
$16.01 and higher	208,188	4.62	$22.99	7 to 1	29,741
10.01 to 16.00	5,503,803	3.92	13.65	2.75 to 1	2,001,383
7.00 to 10.00	4,327,657	5.26	8.06	1.25 to 1	3,462,126

Total	10,039,648				5,493,250

        Any exchange resulting in fractional shares under the above exchange ratios would be rounded up to the nearest whole share such that we will not issue any New Options for fractional shares. For example, if an eligible employee elects to exchange Eligible Options to purchase 100 shares of our common stock with an exercise price of $11.00, that employee would receive 37 New Options (100 shares divided by the exchange ratio of 2.75 and rounded up to the next whole number).

  Election to Participate

        Participation in the Option Exchange Program would be completely voluntary. Many eligible employees currently hold multiple option grants. Under the Option Exchange Program, eligible employees would have the choice, on a grant-by-grant basis (i.e., options granted on the same date with the same exercise price) whether to exchange any or all of their Eligible Option grants. However, employees would not be permitted to exchange a portion of a single grant for New Options. For example, if an eligible employee holds a grant of options to purchase 100 shares of our common stock at a specified exercise price and elects to exchange these Eligible Options, all 100 Eligible Options must be tendered for exchange. Options with an exercise price of $6.99 or lower would not be eligible for exchange in the Option Exchange Program.

  Exercise Price of New Options

        All New Options would be granted with an exercise price equal to the Fair Market Value of our common stock on the date of the new grant.

  Vesting of New Options

        The New Options would have a new vesting schedule, meaning that eligible employees would have to continue their employment in order to realize any benefit from the New Options. On the six-month anniversary of the date that the New Options are granted, the percentage of options that an employee surrenders in the Option Exchange Program that were vested on the date of the grant of the New Options would be vested as of that six-month anniversary date. Of the remaining New Options, 50% would vest in an additional six months, with the remaining New Options vesting in another six months (in other words, all New Options granted would be fully vested on the 18-month anniversary of the date that the New Options are granted). This means that all New Options would be completely unvested at the time of the new grant, regardless of whether the Eligible Options exchanged were partially or wholly vested.

        For example, assume that an eligible employee elects to participate in the Option Exchange Program and will surrender 10,000 Eligible Options. Of these 10,000 Eligible Options, assume that the eligible employee receives 8,000 New Options in the exchange and that 50% of the Eligible Options are vested on the date that the Eligible Options are exchanged for New Options. Under the Option Exchange Program, on the six-month anniversary of the date that the New Options are granted, 50% would be fully vested, with 25% of the New Options becoming vested on the 12-month anniversary of the date that the New Options are granted and the remaining 25% of the New Options becoming vested on the 18-month anniversary of the date that the New Options are granted.

        Employees would have the choice to exercise their New Options at any time after they have vested. New Options would only vest if the employee remains employed by us and may only be exercised by the employee as provided in the employee's option grant agreements. New Options that are not vested at termination of employment could not be exercised and would be forfeited.

  Term of the New Options

        The term of an option is the length of time during which it may be exercised. Except in certain countries outside the United States as determined by us in our sole discretion, each New Option would have a term of four or five years from the date of grant. The actual term of a New Option for a particular employee would be based on the weighted average remaining life of the employee's Eligible Options (as set forth in the table above). The term of New Options would be shorter than the surrendered Eligible Options, most of which had either seven or 10-year terms at their grant date. The four or five-year term is intended to ensure that employees who participate in the Option Exchange Program will not derive any additional benefit from an extended option term, unless they are relatively long-term employees whose surrendered Eligible Options had a remaining term of less than four or five years.

  Other Conditions of New Options

        The other terms and conditions of the New Options would be governed by our 2004 Equity Incentive Plan and would be set forth in an option agreement to be entered into as of the New Option grant date. All New Options would be nonstatutory stock options under U.S. federal income tax laws, regardless of whether the surrendered Eligible Options are incentive stock options. The shares of common stock for which the New Options would be exercisable have already been registered with the Securities and Exchange Commission.

  Cancellation of Surrendered Eligible Options

        We would cancel all surrendered Eligible Options and shares representing such Eligible Options would no longer be available for option grants in the future. Assuming 100% participation in the Option Exchange Program, options to purchase 10,039,648 shares outstanding as of May 31, 2005 would be permanently cancelled.

  Accounting Treatment

        We would incur a charge for New Options to purchase up to 5,493,250 shares (assuming all Eligible Options outstanding as of May 31, 2005 are surrendered) calculated using variable option accounting. Because the New Options would vest over a period of 18 months, this charge would be recognized quarterly over the vesting schedule of the New Options. The amount of the charge recognized each quarter would be such quarter's portion of the aggregate difference between the Fair Market Value of our common stock underlying the vested New Options at the end of each quarter and the exercise price of the New Options, minus any expense recognized to date for the New Options. Upon our adoption of Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (SFAS 123R), we will no longer expense the New Options using variable accounting and will not be required to recognize any remaining unrecognized variable compensation charge for the New Options. Based on current guidance, we will implement SFAS 123R as of April 1, 2006.

  U.S. Federal Income Tax Consequences

        The exchange of Eligible Options should be treated as a non-taxable exchange and neither we nor our employees should recognize any income for U.S. federal income tax purposes upon the grant of the New Options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences and would be discussed in the Schedule TO that we would file with the Securities and Exchange Commission.

  Potential Modification to Terms to Comply with Governmental Requirements

        The terms of the Option Exchange Program would be described in a Schedule TO that we would file with the Securities and Exchange Commission. Although we do not anticipate that the Securities and Exchange Commission would require us to modify the terms of the Option Exchange Program materially, it is possible that we would need to alter the terms of the Option Exchange Program to comply with comments from the Securities and Exchange Commission. In addition, we intend to make the Option Exchange Program available to our employees who are located outside of the United States, where permitted by local law and where we determine it would be feasible and practicable to do so. It is possible that we would need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. We reserve the right not to conduct the Option Exchange Program in any country in which we deem it inadvisable to do so for any reason.

Benefits of the Option Exchange Program to Employees and Officers

        Because the decision whether to participate in the Option Exchange Program is completely voluntary, we cannot predict who will participate, how may Eligible Options any particular group of employees will elect to exchange, nor the number of New Options that we may grant. As noted above, however, our Section 16 officers and members of our Board of Directors are not eligible to participate in the Option Exchange Program. Of the outstanding Eligible Options held as of May 31, 2005, the maximum number of shares of common stock underlying Eligible Options is 10,039,648 and the maximum number of shares of our common stock underlying the New Options which could be issued under the above exchange ratios is 5,493,250.

Effect on Stockholders

        We cannot predict with certainty the impact the Option Exchange Program would have on our stockholders because we are unable to predict how many employees will elect to participate and how many options they will choose to exchange. We designed the Option Exchange Program to be value neutral to our stockholders and to avoid the dilution in stockholders' ownership that results from granting new options to supplement "underwater" options.

Required Vote and Board of Directors Recommendation

        The affirmative vote of a majority of the shares represented and voting on approval of the Option Exchange Program, either in person or by proxy, is required to approve the Option Exchange Program, provided that the affirmative votes must be not less than a majority of the required quorum for the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

        Our employees are our most valuable asset. We believe that the Option Exchange Program will help us to retain and motivate people whose skills and performance are critical to our success. We strongly believe that the Option Exchange Program is essential for us to compete for talent in the very difficult labor markets in which we operate.

THE BOARD RECOMMENDS A VOTE FOR
APPROVAL OF THE OPTION EXCHANGE PROGRAM.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2006, and our stockholders are being asked to ratify the Audit Committee's appointment. We have engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

        If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Audit Fees

        The following table presents information regarding the fees estimated and billed by PricewaterhouseCoopers LLP and affiliated entities (collectively, "PricewaterhouseCoopers") for the 2005 and 2004 fiscal years. In accordance with the Securities and Exchange Commission's guidelines, we have itemized tax related and other fees paid to PricewaterhouseCoopers during the 2005 and 2004 fiscal years.

	For the year ended March 31,
Nature of Services
	2005	2004
Audit Fees	$1,835,000	$637,000
Audit-Related Fees	127,000	—
Tax Fees
Tax Compliance	406,000	802,000
Other Tax	69,000	82,500
All Other Fees	—	—

Total Fees	$2,437,000	$1,521,500

        Audit Fees.    This category includes services provided in connection with the audit of our consolidated financial statements, the review of our quarterly consolidated financial statements and the audit of management's assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes services for assistance with debt offerings, acquisitions, SEC comment letters and review of and consents issued in connection with documents filed with the Securities and Exchange Commission.

        Audit Related Fees.    This category includes services for due diligence related to an acquisition.

        Tax Fees.    This category consists of Tax Compliance and Other Tax. Tax Compliance includes services related to the preparation of tax returns and claims for refund. Other Tax includes services related to tax planning and tax advice, including assistance with tax audits and appeals, research and development credits, expatriate tax preparation and advice related to mergers and acquisitions.

        All Other Fees.    We did not incur any Other Fees during these periods.

Audit Committee Pre-Approval Policies and Procedures

        Our Audit Committee has established a policy for approving any non-audit services to be performed by our independent registered public accounting firm. The Audit Committee requires advance review and approval of all proposed non-audit services that we wish to be performed by the independent registered public accounting firm. As permitted by our Audit Committee Charter, the Audit Committee chairperson may pre-approve certain non-audit related fees and the entire Audit Committee will then ratify the chairperson's pre-approval in a subsequent meeting of the Audit Committee, in accordance with requirements of the Securities and Exchange Commission. In the 2005 and 2004 fiscal years, the Audit Committee followed these guidelines in approving all services rendered by PricewaterhouseCoopers.

Required Vote

        The affirmative vote of a majority of the shares represented and voting on Proposal No. 3, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006, provided that the affirmative votes must be not less than a majority of the required quorum for the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table presents certain information regarding the beneficial ownership of our common stock as of May 31, 2005 by (a) each beneficial owner of 5% or more of our outstanding stock; (b) each of our directors; (c) each of our named executive officers; and (d) all of our directors and executive officers as a group.

        The percentage of beneficial ownership for the table is based on approximately 112,481,235 shares of our common stock outstanding as of May 31, 2005. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each beneficial owner listed below maintains a mailing address of c/o Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035.

        The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after May 31, 2005 through the exercise of any stock option. The "Percentage of Shares" column treats as outstanding all shares underlying such options held by the stockholder, but not shares underlying options held by other stockholders.

	Adaptec Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares
Directors and Executive Officers:
Carl J. Conti	175,580	*
Lucie J. Fjeldstad(2)	89,250	*
Joseph S. Kennedy	83,750	*
Ilene H. Lang	161,750	*
Robert J. Loarie(3)	176,354	*
D. Scott Mercer	33,750	*
Douglas E. Van Houweling	81,250	*
Robert N. Stephens(4)	2,219,740	1.94%
Marshall L. Mohr	146,800	*
Eric Kelly	102,400	*
Kok Yong Lim	367,211	*
Ahmet D. Houssein(5)	109,126	*
Ramkumar Jayam(6)	4,167	*
Kenneth B. Arola(7)	—	*
Directors and executive officers as a group (15 persons)	3,751,128	3.23%
5% Stockholder:
Pioneer Global Asset Management S.p.A.(8)	6,245,730	5.55%

*
Less than 1% ownership.

(1)
Includes shares that may be acquired by the exercise of stock options granted under our stock option plans within 60 days after May 31, 2005. The number of shares subject to stock options exercisable within 60 days after May 31, 2005 for each of the directors and named executive officers is shown below:

Carl J. Conti	158,750
Lucie J. Fjeldstad	86,250
Joseph S. Kennedy	83,750
Ilene H. Lang	158,750
Robert J. Loarie	128,750
D. Scott Mercer	33,750
Douglas E. Van Houweling	81,250
Robert N. Stephens	2,154,525
Marshall L. Mohr	137,436
Eric Kelly	76,141
Kok Yong Lim	349,169
Ahmet D. Houssein	98,000
Ramkumar Jayam	—
Kenneth B. Arola	—
Directors and executive officers as group	3,546,521
(2)
Includes 3,000 shares held in the name of a trust for the benefit of Ms. Fjeldstad and her spouse.

(3)
Includes 47,604 shares held in the name of a trust for the benefit of Mr. Loarie and his family.

(4)
Mr. Stephens served as our President and Chief Executive Officer and a director until his retirement effective May 25, 2005.

(5)
Mr. Houssein served as our Vice President and General Manager of our Storage Solutions Group until his termination of employment effective April 4, 2005. The number of shares reported for Mr. Houssein includes 3,200 shares of our restricted stock which we repurchased from him in June 2005 as permitted by the restricted stock purchase agreement previously executed with Mr. Houssein.

(6)
Mr. Jayam served as our Vice President and General Manager of our Storage Networking Group until his termination of employment effective August 6, 2004.

(7)
Mr. Arola served as our Principal Accounting Officer and Corporate Controller until his termination of employment effective November 5, 2004.

(8)
Pioneer Global Asset Management S.p.A. ("Pioneer") reported that it has sole voting and sole dispositive power over 6,245,730 shares of our common stock. Pioneer's address is Galleria San Carlo 6, 20122 Milan, Italy. All information regarding Pioneer is based solely upon the Schedule 13G filed by it with the Securities and Exchange Commission on February 10, 2005.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

        The following table presents information about the compensation for the 2005 fiscal year awarded to, earned by or paid to (a) our Chief Executive Officer; (b) our four other most highly compensated executive officers serving in that capacity as of March 31, 2005; and (c) two executive officers who left the Company prior to the end of the 2005 fiscal year. We provide benefits to our executive officers that are generally available to all of our employees.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary($)		Bonus($)	Other Annual Compensation ($)(1)	Restricted Stock Award($)		Securities Underlying Options(#)	All Other Compensation ($)(2)
Robert N. Stephens Former President and Chief Executive Officer	2005 2004 2003	650,000 650,000 650,000		68,250 1,200 —	24,626 23,319 23,318	— — —		325,000 625,000 800,000	4,609 4,322 4,322
Marshall L. Mohr(3) Chief Financial Officer	2005 2004 2003	325,000 225,000 —		29,938 75,000 —	18,399 12,520 —	— — —		70,000 350,000 —	— — —
Eric Kelly(4) Vice President and General Manager of Worldwide Sales and Services	2005 2004 2003	170,000 — —		1,852,500 — —	11,586 — —	— — —		75,000 — —	— — —
Kok Yong Lim(5) Vice President of Manufacturing	2005 2004 2003	195,007 188,215 176,293		24,602 1,019 —	2,094 2,018 2,035	— — —		50,000 40,000 65,000	3,710 3,769 4,485
Ahmet D. Houssein Former Vice President and General Manager	2005 2004 2003	304,508 267,692 213,173	(6)	57,538 34,272 112,994	19,479 18,051 15,839	25,117 — —	(7)	100,000 100,000 85,000	2,893 2,810 23,800
Ramkumar Jayam(8) Former Vice President and General Manager	2005 2004 2003	232,672 240,000 240,000	(6)	22,000 1,200 29,577	6,833 16,671 16,309	— — —		— 55,000 75,000	188 4,465 465
Kenneth B. Arola(8) Former Vice President, Corporate Controller	2005 2004 2003	266,036 207,692 200,000	(6)	5,000 11,200 —	11,685 17,622 17,556	— — —		— 24,000 60,000	413 2,632 2,632

(1)
The compensation in this column includes the value of health benefits and automobile allowances provided to the named executive officers. For the 2005 fiscal year, this compensation consisted of: (a) the value of health benefits as follows: $15,026 for Mr. Stephens; $10,599 for Mr. Mohr; $6,486 for Mr. Kelly; $305 for Mr. Lim; $11,199 for Mr. Houssein; $3,683 for Mr. Jayam; and $6,585 for Mr. Arola; and (b) automobile allowances as follows: $9,600 for Mr. Stephens; $7,800 for Mr. Mohr; $5,100 for Mr. Kelly; $1,789 for Mr. Lim; $8,280 for Mr. Houssein; $3,150 for Mr. Jayam; and $5,100 for Mr. Arola.

(2)
The compensation in this column includes the Company's contributions to the accounts of the named executive officers under our Savings and Retirement Plan and payments for life insurance on behalf of the named executive officers. For the 2005 fiscal year, this compensation consisted of: (a) the Company's contributions under our Savings and Retirement Plan as follows: $2,000 for Mr. Stephens; $0 for Mr. Mohr; $0 for Mr. Kelly; $3,296 for Mr. Lim; $2,000 for Mr. Houssein; $0 for Mr. Jayam; and $0 for Mr. Arola; and (b) payments made by the Company for the premiums on life insurance policies as follows: $2,609 for Mr. Stephens; $0 for Mr. Mohr; $0 for Mr. Kelly; $414 for Mr. Lim; $893 for Mr. Houssein; $188 for Mr. Jayam; and $413 for Mr. Arola.

(3)
Mr. Mohr joined us in July 2003. Amounts shown for the 2004 fiscal year reflect compensation paid to Mr. Mohr for less than the full fiscal year.

(4)
Mr. Kelly joined us in August 2004. Amounts shown for the 2005 fiscal year reflect compensation paid to Mr. Kelly for less than the full fiscal year. The bonus reported for Mr. Kelly was paid in connection with his commencement of employment following our acquisition of Snap Appliance, Inc. This retention bonus is further described below in the section entitled "Executive Compensation—Employment, Change in Control and Other Separation Agreements—Eric Kelly's Employment."

(5)
All payments to Mr. Lim were made in Singapore dollars. For purposes of this table, all amounts have been converted to United States dollars at a rate of SG$1.67701 to US$1.00 for the 2005 fiscal year; a rate of SG$1.73752 to US$1.00 for the 2004 fiscal year; and a rate of SG$1.7225 to US$1.00 for the 2003 fiscal year.

(6)
The salary reported for the 2005 fiscal year included: (a) severance payments of $122,638 to Mr. Jayam and $150,770 to Mr. Arola; and (b) vacation payouts of $12,585 to Mr. Houssein; $13,111 to Mr. Jayam; and $15,266 to Mr. Arola.

(7)
The value of restricted stock reported in this column is calculated using the closing market price of our common stock as quoted on The Nasdaq National Market on the date of grant, which was $7.85. Other than this one-time grant of restricted stock to Mr. Houssein, no other named executive officer holds any shares of restricted stock. The value of this award of restricted stock at the end of our fiscal year (as represented by the $4.79 closing price of our common stock on March 31, 2005), without giving effect to the reduction in value attributable to the restrictions on the stock, was $15,328. In accordance with the terms of this grant, none of the restricted shares had vested as of the date of Mr. Houssein's termination of employment, and we repurchased all of these restricted shares in June 2005.

(8)
Messrs. Jayam's and Arola's 2005 compensation represents what each individual earned from April 1, 2004 through their termination dates of August 6, 2004 and November 5, 2004, respectively.

Option Grants in the 2005 Fiscal Year

        The following table contains information concerning the stock option grants made to each of the named executive officers in the 2005 fiscal year. Messrs. Jayam and Arola were not granted options prior to their termination of employment.

Option Grants in the 2005 Fiscal Year

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(2)
Percent of Total Options Granted to Employees in Fiscal 2005 (%)(1)
	Number of Securities Underlying Options Granted			Exercise Price Per Share ($)
Name					Expiration Date
							5%		10%
Robert N. Stephens	162,500 162,500	(3) (4)	3.79 3.79	7.66 7.66	12/17/2009 12/17/2009	(5) (5)	343,901 343,901		759,932 759,932
Marshall L. Mohr	35,000 35,000	(3) (4)	0.82 0.82	7.66 7.66	12/17/2009 12/17/2009		74,071 74,071		163,678 163,678
Eric Kelly	25,162 49,838	(6) (6)	0.59 1.16	7.03 7.03	7/26/2011 7/26/2011		72,012 142,632		167,817 332,394
Kok Yong Lim	25,000 25,000	(3) (4)	0.58 0.58	7.66 7.66	12/17/2009 12/17/2009		52,908 52,908		116,913 116,913
Ahmet D. Houssein	50,000 50,000	(3) (4)	1.18 1.18	7.66 7.66	12/17/2009 12/17/2009	(5) (5)	105,816 105,816	(7) (7)	233,825 233,825	(7) (7)

(1)
We granted options to purchase 4,282,254 shares of common stock to all of our employees during the 2005 fiscal year.

(2)
Potential gains are reported as of March 31, 2005 and are net of exercise price, but before taxes associated with exercise. There is no assurance that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels of assumed annual rates of compounded stock price appreciation or at any other defined level.

  Unless the market price for our common stock appreciates over the option term, no value will be realized from the option grants made to our executive officers.

(3)
These options become vested at the rate of 25% of the shares on March 31, 2005, with the balance becoming vested in equal installments at the end of each quarter after the grant date, such that the options become fully vested as of March 31, 2008.

(4)
These options become fully vested on March 31, 2007, unless certain performance criteria are achieved before March 31, 2007, in which case the options will then become immediately vested.

(5)
Denotes initial term of stock option grant. As a result of the termination of employment of Messrs. Stephens and Houssein, the expiration dates for the listed options have changed as follows: (a) the vesting of Mr. Stephens' options ceased as of May 25, 2005 (Mr. Stephens' retirement date), and the expiration date extends through the earlier of the end of the term of a particular option or November 25, 2006; and (b) Mr. Houssein's options expired on July 4, 2005.

(6)
These options become vested at the rate of 25% of the shares on July 26, 2005, with the balance becoming vested in equal installments at the end of each quarter after the grant date, such that the options become fully vested as of July 26, 2008.

(7)
The options reported for Mr. Houssein expired on July 4, 2005; accordingly, the potential gain is $0.

        The options shown in the table above were granted under our 2004 Equity Incentive Plan, except for options granted to Mr. Kelly which were granted under our 1999 Stock Plan. All options were granted at fair market value and are not transferable by the optionee (other than by will or the laws of descent and distribution). With respect to the options granted to all of the named executive officers other than Mr. Stephens, to the extent exercisable at the time of employment termination, options may be exercised for an additional three months unless termination is the result of total and permanent disability, in which case the options may be exercised within six months following termination, or unless termination is the result of death, in which case all unvested options become vested and all of the individual's outstanding options may be exercisable by the individual's estate or other successor for a period of 12 months following the date of death. Options are subject to earlier termination upon termination of the option holder's employment. With respect to the options granted to Mr. Stephens, all vesting ceased as of May 25, 2005 (Mr. Stephens' retirement date), and all vested options may be exercised through the earlier of the end of the term of a particular option or November 25, 2006.

Aggregated Option Exercises in the 2005 Fiscal Year and Fiscal Year-End Option Values

        The following table presents information concerning option exercises during the 2005 fiscal year and unexercised in-the-money options held as of March 31, 2005 by the named executive officers. The amounts shown in the column entitled "Value Realized" are based on the closing price of our common stock as quoted on The Nasdaq National Market on the exercise date minus the exercise price of the option, multiplied by the number of shares subject to the option. The amounts shown in the column entitled "Value of Unexercised In-the-Money Options at Fiscal Year-End" are based on the closing price of our common stock on The Nasdaq National Market on March 31, 2005 ($4.79) minus the exercise price of the option (if less than $4.79), multiplied by the number of shares subject to the option. These values have not been, and may never be, realized.

Aggregate Option Exercises in Fiscal 2005 and Fiscal Year-End Values

			Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert N. Stephens	—	—	2,103,275	1,024,376	$17,250	$10,350
Marshall L. Mohr	—	—	104,749	315,251	—	—
Eric Kelly	371,907	2,323,833	16,959	256,948	53,590	574,956
Kok Yong Lim	—	—	340,607	96,000	1,725	1,035
Ahmet D. Houssein	—	—	98,000	187,000	2,156	1,294
Ramkumar Jayam(1)	25,625	69,974	—	—	—	—
Kenneth B. Arola(1)	20,000	26,791	—	—	—	—

(1)
All outstanding options previously granted to Messrs. Jayam and Arola expired by their terms on or before the fiscal year-end as a result of their termination of employment.

Employment, Change in Control and Other Separation Arrangements

        Other than as described below, we have no written employment agreements governing the length of service of our executive officers, or any severance or change of control agreements with our executive officers. Each of our executive officers (including each officer who serves under an employment agreement or offer letter) serves on an at-will basis.

        D. Scott Mercer's Employment.    On June 1, 2005, we executed an offer letter (effective as of May 26, 2005) with Mr. Mercer providing for his service as our Interim Chief Executive Officer at a monthly base salary of $41,667. Mr. Mercer is eligible to participate in the Adaptec Incentive Plan with a target bonus of 75% of his base salary. Mr. Mercer also is eligible to participate in our quarterly Variable Incentive Plan with a target bonus of 4% of his quarterly base salary. Mr. Mercer is entitled to the same benefits provided to our similarly situated executives. We also granted Mr. Mercer an option to purchase 50,000 shares of our common stock, of which, subject to his continued employment, options to purchase 25,000 shares will vest on September 1, 2005 and the remaining options to purchase 25,000 shares will vest on December 1, 2005.

        Subramanian Sundaresh's Employment.    On May 6, 2005, we executed an offer letter with Mr. Sundaresh, which we amended on June 1, 2005 (effective as of May 26, 2005) providing for his service as our President at an initial base salary of $375,000. Mr. Sundaresh is eligible to participate in the Adaptec Incentive Plan with a target bonus of 75% of his base salary. Mr. Sundaresh also is eligible to participate in our quarterly Variable Incentive Plan with a target bonus of 4% of his quarterly base salary. Mr. Sundaresh is entitled to the same benefits provided to our similarly situated executives, except that he was given a service credit of 63 months in recognition of his prior service to us and received an additional three weeks of paid time off during August 2005. We also granted Mr. Sundaresh an option to purchase 300,000 shares of our common stock which will, subject to his continued employment, vest at the rate of 20% on the one-year anniversary of his commencement of employment and thereafter at the rate of 5% per quarter so that the option will be fully vested at the end of five years from his commencement of employment.

        Eric Kelly's Employment.    On July 13, 2004, we entered into an Employment and Non-Competition Agreement with Eric Kelly (the "Kelly Agreement") providing for his service as our Vice President, General Manager at a base salary of no less than $260,000 per year. Mr. Kelly is eligible to participate in the Adaptec Incentive Plan with a target bonus of 50% of his base salary, and he will receive a guaranteed bonus payment of $40,000 payable in calendar 2005 and 2006. Beginning on October 1, 2004, Mr. Kelly also became eligible to participate in our quarterly Variable Incentive Plan with a target bonus of 4% of his quarterly base salary. Mr. Kelly is entitled to the same benefits provided to our similarly situated executives. We granted Mr. Kelly an option to purchase 75,000 shares of our common stock which will, subject to his continued employment, vest at the rate of 6.25% per fiscal quarter so that the option will be fully vested at the end of four years from his commencement of employment. Mr. Kelly also is eligible to receive a retention bonus of up to $3,900,000 under our retention program that we established for former employees of Snap Appliance, Inc. who remain employed by us through scheduled dates (the "Snap retention bonus"). The Snap retention bonus is payable to Mr. Kelly as follows: 30% of the bonus was paid to Mr. Kelly in January 2005 with the remaining 70% payable over eight quarterly installments (measured from his commencement of employment date), which we began paying in January 2005. The Snap retention bonus is not based on performance objectives, and will be payable to Mr. Kelly if he remains employed by us through the various scheduled payment dates. If Mr. Kelly's employment is terminated due to his death or Disability or if we terminate without Cause or if he terminates for Good Reason (each as defined in the Kelly Agreement), Mr. Kelly is entitled to receive: (a) after one year of employment with us, a severance payment equal to nine months of his base salary; (b) Company-paid COBRA benefits and outplacement services; (c) acceleration of all of his stock options that we assumed in the acquisition of Snap Appliance, Inc.; and (d) the Snap retention bonus described above.

        Bob Stephens' Separation.    On June 30, 2005, we entered into a Separation Agreement and General Release with Mr. Stephens following his retirement as our President, Chief Executive Officer and a director. Subject to Mr. Stephens' agreement not to compete with us, we will pay Mr. Stephens 12 monthly installments of $81,250 beginning December 30, 2005. Mr. Stephens also will receive continuation of his health, vision, dental and employee assistance program benefits through November 30, 2006. The vesting for all outstanding options held by Mr. Stephens ceased as of May 25, 2005 (Mr. Stephens' retirement date), and all vested options may be exercised by him through the earlier of the end of the term of a particular option or November 25, 2006. If Mr. Stephens relocates to Southern California by May 25, 2006, we will pay the brokerage commission and other costs associated with the sale of Mr. Stephens' home (up to a maximum of 6% of the selling price of the home) and the relocation costs associated with such move.

        Kenneth B. Arola's Separation.    On July 30, 2004, we entered into a Separation Agreement and General Release with Mr. Arola following a reorganization of our business. Mr. Arola received an aggregate severance payment equal to six months of his base pay, plus $20,000. We also paid Mr. Arola's COBRA benefit premiums through May 31, 2005.

        Ramkumar Jayam's Separation.    On July 29, 2004, we entered into a Separation Agreement and General Release with Mr. Jayam following a reorganization of our business. Mr. Jayam received an aggregate severance payment of $143,077. We also paid Mr. Jayam's COBRA benefit premiums through April 30, 2005.

        Stock Plan Provisions.    Under our 1990 Stock Plan, 1999 Stock Plan, 2000 Nonstatutory Stock Option Plan and 2004 Equity Incentive Plan, in the event of a Change in Control, any Options, Rights or Awards (as such terms are defined in these plans) outstanding upon the date of such Change in Control will have their vesting accelerated as of the date of such Change in Control as to an additional 25% of the shares subject to (or then unvested depending upon the plan) such Options, Rights or Awards (as the case may be), and in the case of the 2000 Nonstatutory Stock Option Plan, if the employee is still employed on the first anniversary of such Change in Control, then 25% of the then-unvested shares also will vest under Options held by such employee. If within 12 months following a Change in Control, an employee is terminated by the successor employer for any reason (with respect to the 2004 Equity Incentive Plan) or involuntarily terminated without Cause (with respect to and as defined in the 1990, 1999 and 2000 plans listed above) such employee's Options, Rights or Awards (as the case may be) outstanding upon such Change in Control that are not yet exercisable and vested on such date shall become 100% vested and exercisable.

Equity Compensation Plan Information

        The following table sets forth information as of March 31, 2005 regarding equity awards under our 2004 Equity Incentive Plan; Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan; Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan; 2000 Nonstatutory Stock Option Plan; 1999 Stock Plan; 1990 Stock Plan; Distributed Processing Technology Corp. Omnibus Stock Option Plan; Stargate Solutions, Inc. 1999 Incentive Stock Plan; Eurologic Systems Group Limited 1998 Share Option Plan; 2000 Director Option Plan; 1990 Directors' Option Plan and 1986 Employee Stock Purchase Plan, and any amendments to such plans:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	16,083,421	$10.0179	20,164,230	(1)
Equity compensation plans not approved by security holders(2)	5,086,476	$12.0005	—

Total	21,169,897	$10.4943	20,164,230

(1)
Of these shares, 5,694,287 shares remain available for purchase under our 1986 Employee Stock Purchase Plan. These shares also include 3,833,935 shares that were previously available under our 2000 Nonstatutory Stock Option Plan and reported under the title "Equity Compensation plans not approved by security holders" in our Proxy Statement for the fiscal year ended March 31, 2004. These 3,833,935 shares became available under our 2004 Equity Incentive Plan upon the plan's approval by our stockholders at the 2004 Annual Meeting of Stockholders. Of these shares, 14,091,193 shares are available for issuance under our 2004 Equity Incentive Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units.

(2)
Includes options to purchase 1,232,491 shares of our common stock issued under the Snap Appliance and Broadband Storage stock option plans that we assumed in connection with the acquisition of Snap Appliance in July 2004, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 1,232,491 shares, options to purchase 551,537 shares of our common stock were outstanding at March 31, 2005, having a weighted average exercise price of $1.5126. Also includes options to purchase 1,130,525 shares of our common stock issued under the Distributed Processing Technology stock option plan that we assumed in connection with the acquisition of that company in December 1999, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 1,130,525 shares, options to purchase 39,024 shares of our common stock were outstanding at March 31, 2005, having a weighted average exercise price of $5.2764 per share. Also includes options to purchase 2,336,037 shares of our common stock issued under the Stargate Solutions stock option plan that we assumed in connection with the acquisition of Platys Communications in August 2001, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 2,336,037 shares, options to purchase 236,328 shares of our common stock were outstanding at March 31, 2005, having a weighted average exercise price of $4.1650 per share. Also includes options to purchase 498,789 shares of our common stock issued under the Eurologic stock option plan that we assumed in April 2003 in connection with the acquisition of Eurologic Systems Group Ltd., after giving effect to the exchange ratio for such acquisition. Of these options to purchase 498,789 shares, options to purchase 247,314 shares of our common stock were outstanding at March 31, 2005, having a weighted average exercise price of $6.6513 per share. No further awards will be made under any of the assumed stock option plans described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee currently consists of Lucie J. Fjeldstad and Robert J. Loarie, neither of whom has any interlocking relationships, as defined by the Securities and Exchange Commission.

REPORT ON EXECUTIVE COMPENSATION

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of the Company's filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Overview and Philosophy

        The Compensation Committee of the Board of Directors has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit and stock option plans. The Compensation Committee currently consists of two directors, none of whom is a current or former employee of the Company or its subsidiaries and all of whom are independent under the standards adopted by the Board of Directors and applicable standards of The Nasdaq Stock Market and the Securities and Exchange Commission.

        It is the Compensation Committee's objective that the Company's executive compensation programs be designed to:

  •
  Attract, reward and retain highly qualified and productive executive officers;

  •
  Motivate executive officers to improve the Company's overall profitability and performance and reward executive officers when specific, measurable results have been achieved;

  •
  Tie incentive awards to the performance of the Company's common stock through grants of stock options, restricted stock, and stock purchase rights to further strengthen the mutuality of interests between the Company's stockholders and executive officers; and

  •
  Ensure compensation levels are externally competitive with peer companies and internally equitable.

        Factors.    The principal factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 2005 fiscal year are summarized below. The Compensation Committee does not follow any particular compensation principle in a mechanical or rigid fashion; rather, the members use their experience and judgment in determining the appropriate compensation for each executive officer. The Compensation Committee retains an independent compensation consultant to provide advice in the review of the Company's executive compensation plans and programs. The Compensation Committee may, at its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

        Base Salary.    For comparative compensation purposes, the Compensation Committee reviewed published industry pay survey data, including compensation reports for high technology companies and other data supplied or reviewed by the Compensation Committee's consultant. The peer group companies chosen were approximately the Company's size in terms of employees, revenue and capitalization, and in some cases, the Compensation Committee considered companies with similar growth rates and financial performance and companies with which the Company may compete for executive talent.

        In selecting companies to survey for such compensation purposes, the Compensation Committee considered many factors not directly associated with the stock price performance of those companies. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the Nasdaq Computer and Data Processing Index which the Company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

        Base salaries for executive officers are established considering a number of factors, including the executive officer's experience level, individual performance, future potential and measurable contribution to the Company's success as well as pay levels of similar positions with other comparable high-technology companies. The Compensation Committee did not use a specific formula when considering the various factors, and the particular weight given to each of these factors differed from individual to individual. Generally, base salaries are maintained at approximately the level of the median salaries of comparable high-technology companies.

        Incentive Compensation.    Under the Adaptec Incentive Plan (the "AIP"), an executive officer's incentive performance award generally depends on three performance factors: the Company's overall financial performance; the performance of the business unit or corporate unit/functions for which the executive officer is accountable; and the executive officer's individual performance. The Company's performance objectives and those of the business unit or corporate function derive from the Board-approved annual or semi-annual business plan that includes specific financial performance targets relating to revenue and operating results for the fiscal year. The AIP does not permit payment of an incentive award until threshold revenue and operating results targets are met. Long-term strategic goals also may be incorporated for certain executives. Individual executive performance is measured against an annual incentive target that represents a percentage of base salary that the executive can earn as incentive compensation if Company thresholds are met, and if the executive officer's performance warrants. The incentive target is set so that executive officers have a large percentage of their potential total cash compensation at risk. If business plans are exceeded, executive officers can earn additional amounts above the established target levels. The Compensation Committee annually reviews and approves specific targets, maximums and performance criteria for each executive officer.

        In the 2005 fiscal year, no AIP award attributable to performance during the 2005 fiscal year was paid to any executive officer.

        In the 2004 fiscal year, the Company established a quarterly incentive program for all exempt employees, other than commissioned sales employees. This maximum quarterly incentive award that could be earned by an employee was set at 5% of an employee's quarterly base pay. Managers awarded the incentive amount at the end of each quarter based on each employee's achievement of specific, measurable goals established at the beginning of each quarter. Because the program was considered successful in motivating employees to achieve their quarterly objectives and to align the interests of employees and executive officers, the Compensation Committee extended this program to executive officers at the beginning of the 2005 fiscal year. During the 2005 fiscal year, executive officers received a range of quarterly incentive awards in the first and second quarters; no executive officer (including the Chief Executive Officer) received any award under this quarterly incentive program for the third and fourth fiscal quarters of 2005.

        In the 2005 fiscal year, the Compensation Committee approved the award of a one-time, discretionary cash bonus of $25,000 and the grant of 3,200 shares of restricted stock to Mr. Houssein in recognition of his contributions on a major OEM product during the 2005 fiscal year. Also in the 2005 fiscal year and as provided in the Kelly Agreement, the Compensation Committee approved the award of a retention bonus of $1,852,500 to Mr. Kelly in connection with his commencement of employment following the Company's acquisition of Snap Appliance, Inc. Both of these bonuses are included in the Summary Compensation Table appearing in this Proxy Statement.

        Long-Term Incentive Compensation.    Long-term incentives are provided through the grant of stock options under the Company's 2004 Equity Incentive Plan. The grants are designed to align the interests of each executive officer with those of the Company's stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the closing market price on the grant date) over a specified period of time (up to 10 years). Each option generally vests and becomes exercisable in installments over the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term. Although the 2004 Equity Incentive Plan permits the Company to grant restricted stock, stock appreciation rights, stock awards and restricted stock units, the Company has not granted any of these types of awards under this plan, other than the 3,200 shares of restricted stock granted to Mr. Houssein in the 2005 fiscal year as discussed above.

        The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the executive officer's total compensation package, the number of stock options previously granted to the individual, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, the individual's personal performance in recent periods and the overall dilutive impact to the Company of a particular award. The Compensation Committee also takes into account the number of unvested options held by an executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

Chief Executive Officer Performance and Compensation

        Mr. Stephens received a base salary of $650,000, which did not change from the base salary he received in the prior fiscal year. The last increase to Mr. Stephens' base salary occurred in April 2000. Mr. Stephens' compensation level was consistent with the Company's compensation policy described above and the Compensation Committee's evaluation of his overall leadership skills and experience.

        Mr. Stephens received a cash bonus of $68,250 during the 2005 fiscal year for his performance during the 2004 fiscal year and the first two quarters of the 2005 fiscal year. This cash bonus included an amount earned under the AIP (for performance during the 2004 fiscal year) and an amount determined appropriate by the Compensation Committee under the quarterly bonus program discussed above.

        During the 2005 fiscal year, the Compensation Committee awarded Mr. Stephens stock options to purchase 325,000 shares of the Company's common stock. In considering the appropriate number of options to award Mr. Stephens, the Compensation Committee analyzed stock option grants made to chief executive officers of comparable companies, the effectiveness of the grant as a retention tool and the number of unvested stock options held by Mr. Stephens. Of the 325,000 stock options granted, 50% (162,500) were "performance accelerated" stock options such that 50% (81,250) of these stock options would be accelerated if the Company's operating profit before taxes met or exceeded 10% of the Company's revenue for a fiscal quarter. The remaining 50% would be vested when the Company's operating profit before taxes met or exceeded 12% of its revenue for a fiscal quarter. Based on the Company's performance during the 2005 fiscal year, none of the stock options received accelerated vesting.

Compliance with Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that the compensation exceeds $1 million per officer in any one year. The limitation applies only to compensation which is not considered to be "performance-based," either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Company's 2004 Equity Incentive Plan complies with Section 162(m) by limiting stock awards to named executive officers and/or by making restricted stock, stock bonus and restricted stock unit awards performance-based. The compensation treated as non-performance based under Section 162(m) did not exceed the $1 million limit for the Company's executive officers for the 2005 fiscal year, other than for Mr. Kelly. The total cash compensation paid to Mr. Kelly in the 2005 fiscal year did exceed the $1 million limit due to the retention bonus paid to him under the Snap retention bonus program, which was not considered performance-based. The Snap retention bonus award to Mr. Kelly was a one-time award negotiated in connection with the Company's acquisition of Snap Appliance, Inc. During the 2006 fiscal year, Mr. Kelly is entitled to receive additional retention bonuses under the Snap retention bonus program as provided in the Kelly Agreement which may result in total cash compensation paid to Mr. Kelly in excess of the $1 million limit, which would not be considered performance-based. Other than the Snap retention bonus payable to Mr. Kelly, the cash compensation to be paid to the Company's other executive officers in the 2006 fiscal year is not expected to reach the $1 million level. After full payment of the Snap retention bonus to Mr. Kelly, it is not expected that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation. Accordingly, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any other executive officer approach the $1 million limitation.

COMPENSATION COMMITTEE
Lucie J. Fjeldstad, Chair
Robert J. Loarie

REPORT OF THE AUDIT COMMITTEE

        The following is the Report of the Audit Committee with respect to our audited financial statements for our fiscal year ended March 31, 2005.

        The Audit Committee's purpose is, among other things, to assist the Board of Directors in its oversight of our financial accounting, reporting and controls. The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission for audit committee membership and each is an "independent" director within the meaning of the listing standards of The Nasdaq Stock Market. The Audit Committee operates under a written charter, which was formally adopted by the Board of Directors in June 2000 and most recently updated in March 2004. This charter is available on our website at www.adaptec.com.

        The Audit Committee has reviewed and discussed our audited consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm ("PWC"). The Audit Committee met with PWC, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

        The Audit Committee also has discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also has discussed with PWC that firm's independence and whether the provision of non-audit services by PWC is compatible with maintaining independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in its charter, the Audit

Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

        The preceding report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any of our filings.

Respectfully submitted,
Robert J. Loarie
Joseph S. Kennedy
Ilene H. Lang

COMPANY STOCK PRICE PERFORMANCE

        The following graph compares the cumulative total stockholder return of our common stock to the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer and Data Processing Index. The graph assumes that $100 was invested on March 31, 2000 in our common stock and in each index, and that all dividends were reinvested. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by an individual investor.

Five-Year Cumulative Total Return Summary

    *
    $100 invested on 3/31/00 in stock or index,
    including reinvestment of dividends.
    Fiscal years ending March 31.

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Company Stock Price Performance is not considered proxy "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not deemed to be incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Any related party transactions, excluding compensation (whether cash, equity or otherwise) which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board of Directors.

        Other than the compensation arrangements set forth under the caption "Executive Compensation," since April 1, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

        Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and our Bylaws. Stockholders wishing to present a proposal at our 2006 Annual Meeting of Stockholders must submit such proposal to us by March 18, 2006 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our Bylaws, a stockholder wishing to nominate a person to our Board of Directors at the 2006 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) must submit the required information to us no later than June 1, 2006. A stockholder wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2006 Annual Meeting of Stockholders must submit the required information to us by June 1, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during the 2005 fiscal year.

OTHER BUSINESS

        The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

        Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Meeting.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ADAPTEC, INC.

Adaptec, Inc.
Proxy for 2005 Annual Meeting of Stockholders
August 25, 2005

        The undersigned stockholder(s) of Adaptec, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of 2005 Annual Meeting of Stockholders and Proxy Statement, each dated July 15, 2005, and hereby appoints D. Scott Mercer and Dennis R. DeBroeck, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Company's 2005 Annual Meeting of Stockholders to be held on August 25, 2005 at 10:00 a.m., local time, at our principal executive offices located at 691 South Milpitas Boulevard, Milpitas, California, 95035, and at any adjournment or postponement thereof, and to vote all shares of the Company's common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTOR NOMINEES, FOR THE APPROVAL OF THE OPTION EXCHANGE PROGRAM AND FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

        The Board of Directors recommends that you vote FOR the Board of Directors nominees, FOR the approval of the Option Exchange Program and FOR the ratification of PricewaterhouseCoopers LLP.

^ FOLD AND DETACH HERE ^
YOUR VOTE IS IMPORTANT!

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please mark your votes as indicated in this example ☒

		FOR	WITHHOLD	FOR ALL EXCEPT
1.	Election of directors to serve one-year terms. (except as marked to the contrary below):	☐	☐	☐
01 Carl J. Conti	02 Lucie J. Fjeldstad	03 Joseph S. Kennedy
04 Ilene H. Lang	05 Robert J. Loarie	06 D. Scott Mercer
07 Douglas E. Van Houweling
INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.
2.
	To approve the stock option exchange program for employees (excluding Section 16 officers and directors) providing for the exchange of stock options previously granted under the Company's stock plans having an exercise price of $7.00 or greater per share for a lesser number of stock options to be granted following the expiration of a tender offer to be made to such employees.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Signature(s)	Dated	, 2005

^ FOLD AND DETACH HERE ^

QuickLinks

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT July 15, 2005
PROPOSAL NO. 1—ELECTION OF DIRECTORS
PROPOSAL NO. 2—APPROVAL OF THE OPTION EXCHANGE PROGRAM
PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Aggregate Option Exercises in Fiscal 2005 and Fiscal Year-End Values
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPANY STOCK PRICE PERFORMANCE
Five-Year Cumulative Total Return Summary
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS